Exhibit 99.1

    Intraop Medical Announces $4.5 Million Institutional Financing

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 1, 2005--Intraop Medical (OTCBB:IOPM) announced today that it has issued $2.5 million of 7% Convertible Debentures and $2.0 million of 10% Senior Secured Debentures to certain institutional investors.
    The 7% Convertible Debentures mature on August 31, 2008 and are convertible into shares of Intraop Medical's Common Stock at a conversion price of $0.40 per share. The 10% Senior Secured Debentures are due August 31, 2008. The purchasers of the Convertible Debentures and the Senior Secured Debentures have also been granted five year warrants to purchase approximately 5.625 million shares of Intraop Medical common stock. The purchasers of the Convertible Debentures have also been granted additional warrants to purchase approximately
3.125 million shares of Intraop Medical common stock at anytime prior to the earlier of September 1, 2006 or six months after the effective date of the registration statement to be filed by Intraop Medical to register with the Securities and Exchange Commission the shares issuable upon conversion of the debentures or exercise of the warrants.
    In connection with the $4.5 million private placement, Intraop Medical has agreed to register the shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants for resale under the Securities Act of 1933.
    Dr. Donald A. Goer, Chief Executive Officer of Intraop Medical, commented, "Securing this financing marks an extremely significant point in the history of Intraop Medical. It allowed us to restructure our balance sheet for future growth. We believe that the company now has the appropriate working capital necessary to begin to execute the plan of building, marketing and selling our fully approved proprietary Mobetron system. Our success in turn will allow cancer sufferers around the world greater accessibility to the Mobetron System and a more effective method of treatment, Intra-operative Radiation Therapy
(IORT)."

    About Intraop Medical Corporation

    Intraop Medical Corporation was formed in April 1993 to develop, manufacture, market and service the Mobetron, a mobile electron beam system designed for intra-operative radiation therapy ("IORT") treatment of cancer, coronary/vascular restenosis and other medical applications. Unlike other IORT systems, the Mobetron uses several patented technologies to allow IORT to be used without shielding the operating room. The Mobetron can be moved between operating rooms or even between hospitals, thereby increasing the systems utilization and cost effectiveness. Intraop is a publicly traded company (OTCBB:IOPM).

    This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.
    This press release may contain "forward-looking statements" within the meaning of Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as competition in the markets for the company's products and services and the ability of the company to execute its plans. By making these forward-looking statements, the company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.


    CONTACT: Intraop Medical Corporation
             Donald A. Goer, 408-986-6020